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                                                                  EXHIBIT 12.0

                           APS HOLDING CORPORATION
                   COMPUTATION OF EARNINGS TO FIXED CHARGES
                                (in thousands)


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
                                                       Three months ended       Nine months ended
                                                           October 25,             October 25,
                                                       -------------------     -------------------
                                                         1996        1995        1996       1995
                                                       -------     -------     -------     -------
Earnings before income taxes and interest              $16,535     $12,489     $41,848     $35,987
Portion of operating rents deemed representative
  of an interest factor                                  2,275       1,512       6,943       4,226
                                                       -------     -------     -------     -------

Earnings before fixed charges                          $18,810     $14,001     $48,791     $40,213
                                                       =======     =======     =======     =======

Interest expense                                       $ 6,846     $ 4,053     $20,529     $11,755
Portion of operating rents deemed representative
  of an interest factor                                  2,275       1,512       6,943       4,226
                                                       -------     -------     -------     -------

Fixed charges                                          $ 9,121     $ 5,565     $27,472     $15,981
                                                       =======     =======     =======     =======

Earnings to fixed charges                                  2.1         2.5         1.8         2.5
                                                       =======     =======     =======     =======

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